ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708

	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100716221-72
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)		Filing Date and Time 9/23/2010 9:45 AM
Entity Number E0148042008-3

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:
Alcantara Brands Corporation

2.	The articles have been amended as follows:
Article I-Name The exact name of this corporation is: Bollente Companies Inc.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4.	Effective date of filing: (optional) 10/5/2010______________________________________________

5.	Signature: (required)

X /S/Robertson James Orr
Signature of Officer